Exhibit 10.22

FORM (FOR U.S. EMPLOYEES) OF
LYDALL, INC.
PERFORMANCE SHARE AWARD AGREEMENT
(Three-Year Period)

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (“Lydall”), and the recipient (the “Recipient”) with respect to an Award under Lydall’s 2012 Stock Incentive Plan (the “Plan”) pursuant to the award letter (the “Award Letter”), dated [_________], from Lydall to the Recipient. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan, unless the context clearly requires otherwise.
1.Grant of Performance Shares. On the Date of Grant (as defined in the Award Letter), the Recipient has been granted the number of shares of Restricted Stock as set forth in the Award Letter (the “Performance Shares”). The Performance Shares are subject to the terms and conditions set forth in the Award Letter, this Agreement and the Plan. By accepting this Agreement, Recipient understands that the Performance Shares shall vest (a) solely to the extent the Committee certifies the achievement of the Performance Objectives (as defined below) and (b) provided that the Recipient remains in employment by the Company through the date of the Certification (as defined below). Performance Shares that do not vest will be forfeited.
2.Acceptance of Award. The Recipient shall have no rights with respect to the Performance Shares unless the Recipient accepts this Agreement no later than the close of business on the date that is sixty (60) days after the Date of Grant. Such acceptance shall be effected by accessing the website of Lydall’s administrative agent (the “Administrative Agent”), referenced in the Award Letter and completing the required on-line grant acknowledgment process.
3.Ownership of Performance Shares; No Rights to Dividends on Performance Shares That Do Not Vest. As soon as practicable after the acceptance of the Award by the Recipient, Lydall will cause the Performance Shares to be issued in book entry form in the name of the Recipient, whereupon they will be held for the benefit of the Recipient by the Administrative Agent until the Performance Shares vest or are forfeited in accordance with the terms and conditions of the Plan and this Agreement. Upon such issuance, the Recipient shall be the holder of record of the Performance Shares granted hereunder and will have, subject to the terms and conditions of the Plan and this Agreement, voting rights of a stockholder with respect to such Shares. Lydall shall retain custody of all Unvested Dividends made or declared with respect to the Performance Shares, subject to the same restrictions, terms and conditions as are applicable to the Performance Shares, until such time, if ever, as the Performance Shares shall vest.
4.Performance Condition.
(a)Period. The Performance Period for the Performance Shares is defined in the Award Letter.
(b)Performance Objectives. The actual number of Shares eligible for vesting will depend upon Lydall’s Relative TSR Percentile Rank for the Performance Period as determined by the Committee in accordance with this Section 4. The number of Shares that shall vest shall be the total number of Performance Shares granted multiplied by the Vesting Percentage as set forth in the following table:

Relative TSR Percentile Rank	“Vesting Percentage” of Performance Shares
75th or higher	150%
50th	100%
25th	50%
Lower than 25th	0%

To determine the Relative TSR Percentile Rank for the Performance Period, the Committee will rank the TSR of the companies in the Peer Group including Lydall from highest to lowest, with the highest being ranked number 1, and apply the following formula, where N is the total number of companies in the Peer Group including Lydall and R is the ranking of Lydall’s TSR within the Peer Group:

N - R
N -1

The result will be rounded to the nearest whole percentile, rounding up for any value of 0.50 or higher. If the Relative TSR Percentile Rank for the Performance Period falls between the 25th percentile rank and the 75th percentile rank, the Vesting Percentage shall be determined using straight line linear interpolation.

(c)Certain Definitions.
i)“Beginning Stock Price” with respect to Lydall or any other company in the Peer Group, means the average of the closing sales prices for a share of common stock of the applicable company on the U.S. national securities exchange on which such stock principally trades for the month immediately preceding the beginning of the Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable. If a member of the Peer Group has been publicly traded for less than the full month immediately preceding the beginning of the Performance Period, such company’s Beginning Stock Price shall equal the average of the closing sales prices for a share of common stock of the applicable company on the U.S. national securities exchange on which such stock principally trades over the period during which the company’s common stock has been publicly traded.
ii)“Ending Stock Price” with respect to Lydall or any other company in the Peer Group means the average of the closing sales prices for a share of common stock of the applicable company on the U.S. national securities exchange on which such stock principally trades for the last month of the Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable.
iii)“Peer Group” means those companies that are included in the S&P 600 Industrials index on both (i) the first day of the Performance Period and (ii) the last day of the Performance Period.
iv)“Relative TSR Percentile Rank” means the percentile rank of Lydall’s TSR for the Performance Period relative to the TSR of the companies in the Peer Group.
v)“Total Shareholder Return” or “TSR” means with respect to Lydall and each of the companies in the Peer Group, the difference of (A) the quotient of (i)(1) the applicable Ending Stock Price plus (2) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated and during the remainder of the Performance Period (assuming dividend reinvestment on the ex-dividend date), divided by (ii)(1) the applicable Beginning Stock Price plus (2) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated (assuming dividend reinvestment on the ex-dividend date); minus (B) 1.00. For purposes of this definition, any dividend paid in cash will be valued at its cash amount and any dividend paid in securities with a readily ascertainable fair market value shall be valued at the market value of the securities as of the dividend record date.
(d)Determination of Level of Performance Objectives Achieved. As soon as practicable (and no later than the 15th day of the third month) following the completion of the Performance Period, the Committee shall (a) determine the satisfaction of the Performance Objectives and (b) certify in writing, the extent to which the Performance Objectives have been achieved, if at all, and the Vesting Percentage as defined in 4(b) resulting therefrom (such certification being hereinafter referred to as the “Certification”).
(e)Delivery of Vested Shares. Following the Certification, the Recipient shall be entitled to receive that number of Shares calculated by multiplying the number of Performance Shares set forth in the Award Letter by the Vesting Percentage set forth in the Certification, together with any Unvested Dividends relating thereto, provided the Recipient has settled all applicable tax withholding obligations arising from the vesting of the Award, as set forth in Section 6 below. All such vested Shares to which the Recipient is entitled, together with any Unvested Dividends, if any, relating thereto and any additional Performance Shares, if any, to which the Recipient is entitled by virtue of the Vesting Percentage being in excess of 100%, shall be released or delivered, as applicable, to the Recipient as soon as reasonably practical after the date of the Certification. Delivery of Shares will be made electronically via book entry to an account in the name of the Recipient maintained with Lydall’s transfer agent or Administrative Agent. In connection therewith, the Recipient agrees to execute any documents reasonably requested by Lydall or the Administrative Agent.
5.Forfeiture; Transfer Restrictions.
(a)All Performance Shares that do not vest pursuant to Section 4, as well as any Unvested Dividends relating to the Performance Shares that do not vest, shall be forfeited, effective as of the date of the Certification.
(b)If the Recipient’s employment with the Company terminates for any reason whatsoever prior to the date on which the Certification is made, then, effective upon the date of such termination, all of the Performance Shares, as well as any Unvested Dividends relating thereto, shall be forfeited.
(c)Neither the Performance Shares, nor the Recipient’s interest in any of the Performance Shares or Unvested Dividends, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time prior to the date of the Certification. In the event any such action is taken, all of the Performance Shares evidenced by this Agreement, as well as any Unvested Dividends relating thereto, shall thereupon automatically be forfeited, effective as of the date of such event.
(d)All forfeited Performance Shares shall be delivered promptly to Lydall by the Administrative Agent, and Lydall shall direct the transfer agent and registrar of the Common Stock to make appropriate entries upon its or their records.
(e)The Plan Administrator shall make all determinations as to whether an event has occurred resulting in the forfeiture of Performance Shares and any related Unvested Dividends, and all such determinations of the Plan Administrator shall be final and conclusive.
(f)The Performance Shares shall be subject to the forfeiture and recoupment provisions of Section 10(a) of the Plan.
6.Taxation.
(a)The Recipient recognizes and agrees that there may be certain tax issues that affect the Recipient arising from the grant and/or vesting of the Performance Shares and that the Recipient is solely responsible for payment of all federal, state and local taxes resulting therefrom. The Company expressly provides no tax advice to the Recipient and recommends that the Recipient seek personal tax advice. In general, the Recipient will have taxable income in any year during which Performance Shares vest, in an amount equal to the number of Shares that vest multiplied by the fair market value of the Common Stock on the vesting date. This amount will be included in Recipient’s taxable income reported on Form W-2 for that year.
(b)Any applicable income and employment tax withholding obligations associated with the vesting of the Performance Shares must be satisfied in accordance with the Plan and sub-section (c) below, prior to the delivery of vested Shares to the Recipient.
(c)Unless otherwise determined by the Plan Administrator, Recipient’s tax withholding liability will be satisfied through “net withholding” whereby the number of vested Shares actually delivered to the Recipient is reduced by a number of Shares with a fair market value of the Common Stock on the vesting date equal to the Company’s minimum statutory withholding tax liability outlined in (b) above.
(d)Section 83(b) of the Code permits the Recipient to recognize income in the year in which the Performance Shares are granted, rather than in the subsequent year in which they vest. This election must be filed with the Internal Revenue Service within 30 days of the Date of Grant. The Recipient is encouraged to discuss this alternative with his or her own tax advisor. In the event that the Recipient desires to make an election under Section 83(b) of the Code, the Recipient first shall make appropriate arrangements with the Company for the payment of all applicable withholding taxes associated with such election.
7.No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or in any way affect the right of the Company to dismiss or otherwise terminate the Recipient’s employment at any time for any reason with or without cause, (b) impose upon the Company any liability for any forfeiture of Performance Shares which may result if the Recipient’s employment is terminated, or (c) affect the Company’s right to terminate or modify any contractual relationship with a Recipient who is not an employee of the Company.
8.Changes in Capitalization. Neither this Agreement nor the grant of the Performance Shares shall affect in any way the right or power of Lydall or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Lydall’s capital structure or its business, or any merger or consolidation of Lydall or any Lydall Affiliate, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Lydall or any Lydall Affiliate, or any sale or transfer of all or any part of Lydall’s assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.
9.Change in Control. Upon a Change in Control Event or other Reorganization Event, the Performance Shares shall be subject to the terms of the Plan. Notwithstanding anything to the contrary herein, as a result of a Change in Control Event, the Performance Objectives no longer apply to the Performance Shares following the Change in Control Event, shall deem the Vesting Percentage to be 100%.
10.Plan Terms and Plan Administrator Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Plan Administrator may adopt for the administration of the Plan. It is expressly understood that the Plan Administrator is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.
11.Miscellaneous

(a)Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Plan Administrator, and no amendment or modification of this Agreement may be made without Recipient’s consent except as permitted by Section 9(e) of the Plan.
(b)Notices. Except as otherwise provided herein, every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to Lydall’s Vice President, General Counsel and Secretary, with a copy to its Vice President of Human Resources, both at Lydall, Inc., One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.
(c)Appointment of Agent. By accepting the Performance Shares evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of Lydall’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of the Plan and this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity. Lydall has the right to change the appointed transfer agent or Administrative Agent from time to time.
(d)Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.
(e)Compliance with Laws. The issuance or delivery of Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Lydall shall not be obligated to issue or deliver to Recipient any Shares pursuant to this Agreement if such issuance or delivery would violate any such requirements.
(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.
12.Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Performance Shares. If such a claim is filed more than one year subsequent to the earlier of the date on which the vesting of the Performance Shares is scheduled to occur or termination of the Recipient’s employment, it shall be precluded by this provision, whether or not the claim has accrued at that time.
IN WITNESS WHEREOF, the undersigned officer of Lydall has executed this Agreement.
LYDALL, INC.

By:    /s/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President and Chief Executive Officer